
                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                             HON INDUSTRIES INC.,

                                   AHC INC.,

                            HUNT MANUFACTURING CO.

                                      AND

                         BEVIS CUSTOM FURNITURE, INC.

                          DATED AS OF OCTOBER 6, 1997






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                               TABLE OF CONTENTS

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         ARTICLE 1 - PURCHASE AND SALE..........................................................................  1
                  1.1      Purchased Assets.....................................................................  1
                  1.2      Excluded Assets......................................................................  3
                  1.3      Purchase Price.......................................................................  4
                  1.4      Purchase Price Adjustment............................................................  4
                  1.5      Assumption of Liabilities............................................................  6
                  1.6      Excluded Liabilities.................................................................  6
                  1.7      Assignability and Consents...........................................................  8

         ARTICLE 2 - CLOSING....................................................................................  8
                  2.1      Closing..............................................................................  8
                  2.2      Deliveries at Closing................................................................  9

         ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................................. 11
                  3.1      Corporate Existence.................................................................. 11
                  3.2      Corporate Power and Authorization.................................................... 11
                  3.3      No Conflict.......................................................................... 12
                  3.4      Financial Statements................................................................. 12
                  3.5      Books of Account..................................................................... 12
                  3.6      Sufficiency of the Assets............................................................ 12
                  3.7      Title to Assets...................................................................... 13
                  3.8      Condition of Assets.................................................................. 13
                  3.9      Compliance with Law.................................................................. 13
                  3.10     Litigation........................................................................... 13
                  3.11     Employee Benefit Plans and Arrangements.............................................. 13
                  3.12     Labor Matters........................................................................ 14
                  3.13     Contracts............................................................................ 14
                  3.14     Intellectual Property................................................................ 15
                  3.15     Taxes................................................................................ 16
                  3.16     Material Adverse Change.............................................................. 17
                  3.17     Brokers.............................................................................. 17
                  3.18     Affiliate Agreements................................................................. 17
                  3.19     Availability of Documents............................................................ 17
                  3.20     Liabilities.......................................................................... 17
                  3.21     Environmental and Safety Compliance.................................................. 17
                  3.22     Product Warranties................................................................... 19
                  3.23     No Other Warranties.................................................................. 19
                  3.24     Insurance............................................................................ 19
                  3.25     Intentionally Omitted................................................................ 19
                  3.26     Sellers' Knowledge................................................................... 20




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
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         ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................................... 20
                  4.1      Corporate Existence.................................................................. 20
                  4.2      Corporate Power and Authorization.................................................... 20
                  4.3      No Conflict.......................................................................... 20
                  4.4      Financial Condition.................................................................. 21
                  4.5      Litigation........................................................................... 21
                  4.6      Brokers.............................................................................. 21
                  4.7      Investigation and Evaluation......................................................... 21
                  4.8      Forecasts and Projections............................................................ 21

         ARTICLE 5 - AGREEMENTS PENDING CLOSING................................................................. 22
                  5.1      Agreements of the Sellers Pending the Closing........................................ 22
                  5.2      Agreements of the Purchasers Pending the Closing..................................... 23
                  5.3      Supplemental Disclosure.............................................................. 23
                  5.4      Access............................................................................... 24
                  5.5      Press Releases....................................................................... 24
                  5.6      Tax Returns.......................................................................... 24

         ARTICLE 6 - CONDITIONS PRECEDENT TO THE CLOSING........................................................ 24
                  6.1      Conditions Precedent to the Purchasers' Obligations.................................. 24
                  6.2      Conditions Precedent to the Sellers' Obligations..................................... 25

         ARTICLE 7 - POST CLOSING MATTERS....................................................................... 26
                  7.1      Employee Arrangements................................................................ 26
                  7.2      Maintenance of Books and Records..................................................... 30
                  7.3      Mutual Assistance Regarding Taxes.................................................... 30
                  7.4      Payments Received.................................................................... 31
                  7.5      Non-Competition...................................................................... 31
                  7.6      Name Change Filings.................................................................. 32
                  7.7      Defective Products................................................................... 32

         ARTICLE 8 - INDEMNIFICATION............................................................................ 33
                  8.1      Indemnification by the Sellers....................................................... 33
                  8.2      Indemnification by the Purchasers.................................................... 34
                  8.3      Procedure For Indemnification - Third Party Claims................................... 34
                  8.4      Procedure for Indemnification -- Investigation
                              or Remediation of Florence Property............................................... 35
                  8.5      Procedure for Indemnification - Other Claims......................................... 36
                  8.6      Limitations on Sellers' Indemnification.............................................. 36
                  8.7      Limitations on Purchasers' Indemnification........................................... 37
                  8.8      Effect of Tax Recovery............................................................... 37
                  8.9      Exclusive Remedy..................................................................... 37
                  8.10     Adjustment to the Purchase Price..................................................... 37


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         ARTICLE 9 - MISCELLANEOUS.............................................................................. 37
                  9.1      Termination.......................................................................... 37
                  9.2      Survival............................................................................. 38
                  9.3      Compliance with Bulk Sales Laws...................................................... 38
                  9.4      Expenses............................................................................. 38
                  9.5      Waivers.............................................................................. 38
                  9.6      Assignment; Binding Effect; Benefits................................................. 39
                  9.7      Guarantees........................................................................... 39
                  9.8      Confidentiality...................................................................... 39
                  9.9      Entire Agreement..................................................................... 39
                  9.10     Notices.............................................................................. 40
                  9.11     Governing Law........................................................................ 41
                  9.12     Headings, Gender and "Person"........................................................ 41
                  9.13     Severability......................................................................... 41
                  9.14     Counterparts......................................................................... 41

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



                               LIST OF SCHEDULES


Schedule 1.1(c)   -    Machinery, Equipment, Vehicles and Furniture
Schedule 1.1(d)   -    Real Estate
Schedule 1.1(h)   -    Patents, Trademarks, Tradenames and Copyrights
Schedule 1.2(k)   -    Excluded Assets
Schedule 1.3(b)   -    Allocation of Purchase Price
Schedule 2.2(c)   -    Transition Services Agreement
Schedule 3.9      -    Permits
Schedule 3.11     -    Employee Benefits
Schedule 3.13(a)  -    Contracts
Schedule 3.26     -    Sellers' Knowledge
Schedule 6.1(c)   -    Seller Required Consents
Schedule 6.1(d)   -    Purchaser Required Consents and Permits
Schedule 7.1(a)   -    Bevis Employees
Schedule 7.1(b)   -    Purchaser Employee Benefits
Schedule 7.1(c)   -    Sellers' Severance Policy
Schedule 7.1(g)   -    Terminated Bevis Employees

                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into as of October 6, 1997, by and among HON INDUSTRIES INC., an Iowa corporation ("HON"), AHC INC., an Alabama corporation and a wholly-owned subsidiary of HON ("Acquisition Sub," and together with HON, the "Purchasers"), HUNT MANUFACTURING CO., a Pennsylvania corporation ("Hunt"), and BEVIS CUSTOM FURNITURE, INC., an Alabama corporation and an indirect wholly-owned subsidiary of Hunt ("Bevis," and together with Hunt, the "Sellers").

                                  BACKGROUND

         This Agreement sets forth the terms and conditions upon which Acquisition Sub is purchasing substantially all of the assets used by Bevis in the conduct of its office furniture business (the "Business") in exchange for the payment by Acquisition Sub of the Purchase Price hereinafter described and the assumption by Acquisition Sub of certain specified liabilities of Bevis.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                         ARTICLE 1 - PURCHASE AND SALE

         1.1 Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein), Bevis shall sell, convey, assign and transfer to Acquisition Sub, and Acquisition Sub shall purchase from Bevis, all right, title and interest of Bevis in and to the Business as a going concern and all assets, properties and rights (except as otherwise expressly provided in Section 1.2) of Bevis, which shall include, without limitation, the following (collectively, the "Assets"):

                  (a) all prepaid expenses, advance payments, deposits, surety accounts and other similar assets, including, without limitation, prepaid deposits with suppliers and utilities;

                  (b) all raw material, work-in-process and finished goods inventory of products, supplies and parts;

                  (c) all tangible personal property, including the machinery, equipment, vehicles and furniture set forth on Schedule 1.1(c) and the supplies and spare parts related thereto, subject to any changes in such items as shall occur in the ordinary course of business between the date hereof and the Closing;

                  (d) the real property located at 6400 County Road #200, Florence, Alabama which is more particularly described on Schedule 1.1(d) (the "Florence Property") and (i) all buildings, structures and leasehold improvements located thereon and all appurtenances relating thereto, and (ii) all fixtures, machinery, apparatus and equipment affixed thereto;

                  (e) all accounts receivable and, subject to Sections 1.4(e) and 7.4 hereof, any payments received with respect thereto after the Closing Date (as defined herein), unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto (except for receivables due from Hunt or any affiliate of Hunt) (the "Accounts Receivable");

                  (f) all contracts, agreements, commitments, licenses, leases, undertakings, arrangements and other legally binding contractual rights or obligations to which Bevis is a party or by which Bevis or any of the Assets are bound (collectively, the "Contracts");

                  (g) all existing records, books, ledgers, files, documents, correspondence, advertising, promotional and marketing materials, studies and reports (collectively, "Records") related primarily to the Business, provided, however, that all Records located at the Florence Property shall be conclusively presumed to be related primarily to the Business; and provided, further, that the Sellers shall be entitled to retain a copy of all such Records that do not relate exclusively to the Business;

                  (h) all patents, trademarks, tradenames and copyrights owned by Hunt Holdings, Inc. that are used in the Business, including all patents, trademarks, tradenames and copyrights set forth on Schedule 1.1(h) (collectively, the "Intellectual Property");

                  (i) all inventions, discoveries, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, research data, formulas and other confidential information used primarily in the Business; provided that, to the extent such items have also within the one-year period ending on the Closing Date been used by the Sellers other than in the Business, the Sellers shall retain an interest in, and be permitted to use, such items, subject only to the limitations of Section 7.5 hereof;

                  (j) all rights, claims and benefits of Bevis in, to or under any (i)(A) employee confidentiality agreements entered into by Bevis and (B) confidentiality or secrecy agreements entered into by Bevis with third parties that relate to the use or disclosure of information, and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Bevis);

                  (k) all unfilled purchase and sale orders;

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                  (l) all licenses, permits, approvals, variances, waivers or consents issued by any foreign, United States, state or local governmental entity or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities") used in or necessary to the operation of the Business (collectively, the "Permits"), to the extent transferable;

                  (m) the goodwill of the Business as a going concern; and

                  (n) all other assets, properties and rights of Bevis, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including, without limitation, those assets, properties and rights set forth on the Financial Statements (as defined herein).

         1.2 Excluded Assets. Expressly excluded from the assets, properties and rights being sold by Bevis to Acquisition Sub pursuant to Section 1.1 hereof are the following (collectively, the "Excluded Assets"):

                  (a) all cash, investment securities, bank accounts and safe deposit boxes;

                  (b) all accounts receivable due from Hunt or any affiliate of Hunt and all unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto;

                  (c) all claims for Tax refunds to the extent such refunds relate to periods ending on or prior to the Closing;

                  (d) all computer hardware and software located at Hunt's offices in Philadelphia, Pennsylvania that may be used from time to time by Bevis;

                  (e) all corporate seals, articles of incorporation, minute books, stock books, Tax Returns (as defined herein) and other records having to do with the corporate organization and capitalization of Bevis and any predecessor organization;

                  (f) all assets and rights with respect to the defined benefit pension plan and savings plan sponsored by Hunt which cover the employees of Bevis;

                  (g) all existing Records not related primarily to the Business and, to the extent provided in Section 1.1(g) hereof, copies of all other existing Records related primarily to the Business that do not relate exclusively to the Business;

                  (h) all inventions, discoveries, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, research data, formulas and other confidential information not used primarily in the Business and, to the extent provided in
Section 1.1(i) hereof, an interest in and the right to use all

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such items that are used primarily in the Business and that have been used by the Sellers within one year prior to the Closing Date other than in the Business;

                  (i) all rights that accrue or will accrue to the Sellers under this Agreement;

                  (j) all Permits that are not transferable; and

                  (k) all assets, properties and rights, if any, listed on
Schedule 1.2(k).

         1.3 Purchase Price.

                  (a) Subject to any adjustment pursuant to Section 1.4 hereof, the purchase price for the Assets (the "Purchase Price") shall be $46,000,000 (the "Closing Payment") plus the assumption by Acquisition Sub of the Assumed Liabilities (as defined herein).

                  (b) The Purchase Price shall be allocated among the Assets acquired hereunder as described on Schedule 1.3(b) hereto. Any adjustment to the Purchase Price made pursuant to Section 1.4 and any indemnification payment treated as an adjustment to the Purchase Price pursuant to Section
8.10 shall be reflected as an adjustment to the amount set forth on Schedule 1.3(b) that is allocated to the specific asset, if any, giving rise to the adjustment, and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Assets acquired hereunder in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. The Purchasers and the Sellers shall each prepare and file their respective Tax Returns, including, without limitation, Asset Acquisition Statements on IRS Form 8594, employing the allocation made pursuant to this Section 1.3(b) and shall not take a position in any Tax proceeding or audit or otherwise that is inconsistent with such allocation; provided, however, that nothing contained herein shall require the Purchasers or the Sellers to contest beyond, or otherwise than by, the exhaustion of its administrative remedies before any taxing authority or agency, and the Purchasers and the Sellers shall not be required to litigate before any court, including, without limitation, the United States Tax Court, any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation. The Purchasers, on the one hand, and the Sellers, on the other hand, shall give prompt notice to the other of the commencement of any Tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency that challenges such allocation.

         1.4 Purchase Price Adjustment.

                  (a) Promptly following the Closing, the Purchasers and the Sellers shall use their best efforts to enable the Sellers to prepare or cause to be prepared in accordance with Bevis' past accounting practices and generally accepted accounting principles ("GAAP") consistently applied, a consolidated statement of the Assets and Assumed Liabilities (except for the Assumed Liabilities set forth in Section 1.5(c), (d) and (f)) as of the opening of business on the Closing Date (as defined herein), which shall set forth those assets and liabilities of Bevis transferred to or assumed by Acquisition Sub at the Closing. Such statement of Assets and Assumed Liabilities prepared and finally determined as provided in this Section 1.4 is referred to herein as the "Closing Statement." Within 30 days following the Closing Date, the Sellers shall deliver to the Purchasers a final draft of the Closing Statement, together with the Sellers' calculation of Net Worth (as defined herein) as of the opening of business on the Closing Date. For purposes of this Section 1.4, "Net Worth" shall equal the book value of the Assets minus the amount of the Assumed Liabilities, each as set forth on the Closing Statement.

                  (b) Notwithstanding the provisions of Section 1.4(a) hereof,
(i) the reserves included in the Closing Statement for excess and obsolete inventory, warranty obligations and rebate obligations shall not exceed the respective amounts of such reserves on Bevis' books as of July 27, 1997, and
(ii) all tooling and production equipment not used in production during the six-month period ending on the Closing Date or designated for new products shall be valued at zero on the Closing Statement.

                  (c) Following the delivery of the Closing Statement to the Purchasers, the Purchasers shall have 60 days to review the Closing Statement and provide notice to the Sellers of any errors or objections. If the Purchasers do not raise any objections to the Closing Statement within such 60-day period, the Closing Statement shall be final, binding and conclusive on the parties hereto and shall control the calculation of Net Worth. If the Purchasers do raise an objection to the Closing Statement, the Purchasers and the Sellers promptly shall negotiate in good faith to resolve the disputed matter. If the Purchasers and the Sellers fail to resolve such disputed matter within ten business days after receipt by the Sellers of notice of such objection, then any such disputed matter may, at the election of the Purchasers or the Sellers, be submitted to and resolved by Ernst & Young LLP. The fees and expenses of such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accounting firm based upon the extent to which the Purchasers, on the one hand, or the Sellers, on the other hand, are determined by such accounting firm to be the prevailing party. The Closing Statement and calculation of Net Worth shall, after resolution of any disputes pursuant to this Section 1.4, be final, binding and conclusive on all parties hereto.

                  (d) If the Net Worth as of the Closing Date as conclusively determined pursuant to paragraph (c) above (such conclusive determination is referred to herein as "Certified Net Worth"), is less than $19.183 million, the Sellers shall pay the amount of such deficiency to the Purchasers. If the Certified Net Worth is greater than $19.583 million, the Purchasers shall pay the amount of such excess to the Sellers. Any payment pursuant to this Section shall be made within five business days following receipt by the parties of the Certified Net Worth calculation.

                  (e) All Accounts Receivable outstanding as of the Closing Date which are not collected by Acquisition Sub within 120 days of the Closing Date shall be transferred by Acquisition Sub to Hunt upon Hunt's payment to Acquisition Sub of an amount equal to the amount by which such uncollected Accounts Receivable exceed the recorded allowances for doubtful accounts on the Closing Statement. For purposes of this Section 1.4(e), (i) all undesignated payments made in satisfaction of an Account Receivable by a particular person or entity shall be credited first against the oldest Account Receivable owed by such person or entity, and (ii) all Accounts Receivable settled by the Purchasers without the consent of Hunt for less than the full amount owed shall be deemed to have been paid in full. Hunt's obligations under this Section 1.4(e) shall terminate with respect to any uncollected Account Receivable which is not transferred to Hunt within 165 days following the Closing.

                  (f) Payments made pursuant to this Section 1.4 shall be made by certified check or wire transfer of same day funds to an account designated by the party receiving such payment.

         1.5 Assumption of Liabilities. At the Closing, Acquisition Sub shall assume and agree to pay, discharge or perform, as appropriate, the following and only the following liabilities and obligations of Bevis (collectively, the "Assumed Liabilities"):

                  (a) all accounts payable existing as of the Closing Date (except for payables owed to Hunt or any affiliate of Hunt) to the extent reflected on the Closing Statement;

                  (b) all accrued salaries and wages with respect to employees of Bevis existing as of the Closing Date to the extent reflected on the Closing Statement and all other liabilities and obligations with respect to such employees to the extent expressly provided in Section 7.1 hereof;

                  (c) all liabilities and obligations of Bevis arising under the Contracts, including unfilled purchase and sale orders, assigned to Acquisition Sub pursuant to Section 1.1 hereof, provided, however, that Acquisition Sub shall not assume or be responsible for any liabilities or obligations which arise from breaches of such Contracts or defaults thereunder by Bevis prior to the Closing;

                  (d) all warranty obligations to the extent expressly provided in Section 7.7 hereof;

                  (e) all other liabilities and obligations to the extent accrued on the Closing Statement; and

                  (f) all other liabilities and obligations incurred by Bevis in the ordinary course of business, but only to the extent such liabilities and obligations do not exceed $15,000 in the aggregate.

         1.6 Excluded Liabilities. Except as expressly provided in Section 1.5 hereof, Acquisition Sub shall not assume or become responsible for any liability or obligation of

Bevis, whether accrued, absolute or contingent, known or unknown, including, without limitation, the following:

                  (a) all liabilities and obligations for Taxes to the extent not accrued on the Closing Statement;

                  (b) all liabilities and obligations with respect to the defined benefit pension plan and savings plan sponsored by Hunt which cover the employees of Bevis;

                  (c) all liabilities and obligations to any persons at any time employed by Bevis at any time or to any such person's spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such person's employment by Bevis, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising (i) under any employee plans (except to the extent provided in Section
7.1 hereof), (ii) under any employment, wage and hour restriction, equal opportunity, discrimination or immigration and naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements, or (iv) in connection with any workers' compensation or any other employee health, accident, disability or safety claims, including claims for injury, sickness, disease or death of any person;

                  (d) all liabilities and obligations of the Sellers or their respective directors, officers, shareholders or agents, arising out of, or relating to, this Agreement, or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing Date, including, without limitation, all finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of the Sellers;

                  (e) all liabilities and obligations relating to the Business, based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to any Environmental Requirement applicable to the Business (as defined herein);

                  (f) all liabilities and obligations arising from Bevis' guarantee of any indebtedness of Hunt;

                  (g) all liabilities and obligations relating to, based on, or arising out of, any and all assets, properties and rights which are not being acquired by Acquisition Sub hereunder, including, without limitation, the Excluded Assets; and

                  (h) all other liabilities and obligations relating to the Assets or the Business not specifically provided for on the Financial Statements.

         1.7 Assignability and Consents.

                  (a) Required Consents. Schedule 6.1(c) sets forth a list of all Assets, except Permits, which are non-assignable or non-transferable or cannot be subleased to Acquisition Sub without the consent of some other individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority (collectively, "Person"). The Sellers have commenced and shall continue to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements ("Consents") from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Assets listed on Schedule 6.1(c), and shall continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Assets listed on Schedule 6.1(c).

                  (b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an Agreement to sell, convey, assign, sublease or transfer any Assets, if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the Consent of another party thereto or a Governmental Authority would constitute a breach of, or in any way affect the rights of the Sellers or the Purchasers with respect to such Asset ("Nonassignable Items"). The Sellers shall use their best efforts and the Purchasers shall cooperate in all reasonable respects with the Sellers to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Acquisition Sub all Nonassignable Items listed on
Schedule 6.1(c). If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, the Sellers shall at the Closing enter into such arrangements (including related written agreements) as the Purchasers may reasonably request in order to fairly compensate Acquisition Sub for the loss of, or to provide to Acquisition Sub the benefit of, any such Nonassignable Items (it being acknowledged that such arrangement may include obligations imposed on the Sellers promptly to pay to the Purchasers when received all monies and other items of value received by the Sellers under any such Nonassignable
Item).


                              ARTICLE 2 - CLOSING

         2.1 Closing. Subject to the conditions contained herein, the closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on November 21, 1997, unless regulatory approval of the Closing shall be the only condition precedent set forth in Article 6 hereof left to be fulfilled on that date (other than the delivery of certificates or other instruments at the Closing), whereupon the Closing shall take place on the fifth business day following the receipt of regulatory approval, at the offices of Drinker Biddle & Reath LLP, Philadelphia National Bank Building, 1345 Chestnut Street,

Philadelphia, Pennsylvania 19107, or on such other date or time and/or at such other place as may be mutually agreed upon in writing by the Purchasers and the Sellers. The date of the Closing is sometimes herein referred to as the "Closing Date." The Closing shall be effective as of the opening of business on the Closing Date.

         2.2 Deliveries at Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) The Sellers shall deliver to the Purchasers the following:

                                 (i) a bill of sale and assignment, duly
executed by Bevis, conveying to Acquisition Sub all of Bevis's right, title and interest in and to all of the Assets free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, rights of way and other reservations) or encumbrances whatsoever (collectively, "Liens") except for Permitted Liens (as defined herein);

                                 (ii) a warranty deed in recordable form under
Alabama law for conveying the Florence Property, free and clear of Liens except for Permitted Liens;

                                 (iii) certified copies of the resolutions
duly adopted by the Sellers' Boards of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

                                 (iv) a certificate, dated the Closing Date
and signed by the President or a Senior or Executive Vice President of Hunt, the Chief Financial Officer of Hunt and the President or a Vice President of Bevis, to the effect set forth in Section 6.1(a) hereof;

                                 (v) copies of all consents listed on Schedule
6.1(c) obtained by the Sellers;

                                 (vi) instruments of assignment to Acquisition
Sub of all Intellectual Property (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein);

                                 (vii) good standing certificates for Bevis
from the Alabama Secretary of State and for Hunt from the Pennsylvania Secretary of State, dated not more than ten days prior to the Closing Date;

                                 (viii) releases, including, without
limitation, termination statements under the Uniform Commercial Code of any financing statements filed against any Assets, evidencing discharge, removal and termination of all Liens, except for Permitted Liens, to which the Assets are subject which releases shall be effective at or prior to the Closing;

                                 (ix) an updated Schedule 7.1(a) in accordance
with Section 7.1(a) hereof;

                                 (x) a list of all of the persons or entities
to whom or to which Bevis has directly sold any office furniture products at any time during the twenty-four (24) month period ending on September 30, 1997, including information as to the unit and dollar volume of such sales, and the type of products so sold;

                                 (xi) such other instruments of sale,
transfer, assignment and conveyance, in form and substance reasonably satisfactory to counsel for the Purchasers, as are required in order to transfer to Acquisition Sub title to the Assets;

                                 (xii) certificates signed by an authorized
officer of each of the Sellers under Section 1445(b)(2) of the Code, and the rules and regulations thereunder, in a form reasonably acceptable to the Purchasers, setting forth each Seller's respective taxpayer identification number and stating that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and

                                 (xiii) such other documents or instruments as
the Purchasers reasonably requests to effect the transactions contemplated hereby.

                  (b) The Purchasers shall deliver to the Sellers the following:

                                 (i) a wire transfer in the amount of the
Closing Payment in same day funds pursuant to instructions given by the Sellers to the Purchasers for that purpose;

                                 (ii) an assumption agreement, duly executed
by Acquisition Sub, in form and substance reasonably satisfactory to the Sellers, pursuant to which Acquisition Sub will assume all of the Assumed Liabilities;

                                 (iii) certified copies of the resolutions
duly adopted by the Purchasers' Boards of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

                                 (iv) a certificate, dated the Closing Date
and signed by the President or a Senior or Executive Vice President of HON, the Chief Financial Officer of HON and the President or a Vice President of Acquisition Sub, to the effect set forth in Section 6.2(a) hereof;

                                 (v) copies of all consents listed on Schedule
6.1(d) obtained by the Purchasers;

                                 (vi) good standing certificates for
Acquisition Sub from the Alabama Secretary of State and for HON from the Iowa Secretary of State, dated not more than ten days prior to the Closing Date; and

                                 (vii) such other documents or instruments as
the Sellers reasonably request to effect the transactions contemplated hereby.

                  (c) The Purchasers and Hunt shall execute and deliver a transition services agreement, substantially in the form attached hereto as
Schedule 2.2(c), concerning the provision of computer services by Hunt to the Purchasers following the Closing Date.


           ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers hereby represent and warrant to the Purchasers that, except as set forth on the Disclosure Letter delivered to the Purchasers by the Sellers:

         3.1 Corporate Existence. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and Bevis has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as now being conducted. Bevis is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect on Bevis. For purposes of this Agreement, the term "Material Adverse Effect" when used in respect to any party means a material adverse effect on (i) the assets, business, financial condition or results of operations of that party and/or its subsidiaries, taken as a whole, excluding the effect of general economic or market conditions or other conditions generally affecting the industries in which such party operates, or (ii) the ability of such party to enter into this Agreement or consummate the transactions contemplated hereby. Hunt indirectly owns all of the outstanding capital stock of Bevis. Bevis does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership or other entity.

         3.2 Corporate Power and Authorization. Each Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each Seller have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Sellers in accordance with the provisions hereof (collectively, the "Seller Transaction Documents") will be, duly executed and delivered by each Seller, and this Agreement constitutes, and the Seller Transaction Documents when executed and delivered by each Seller will constitute, the legal, valid and binding obligation of the Sellers, enforceable against each Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         3.3 No Conflict. The execution, delivery and performance of this Agreement by the Sellers do not and will not violate or result in the breach of any term, condition or provision of, or require the consent of any other person which has not been obtained under: (a) any law, ordinance or governmental rule or regulation to which either Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller, (c) the charter documents of either Seller, or (d) any Contract listed on Schedule 3.13(a), except for the filing of pre-merger notification and the expiration or early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         3.4 Financial Statements.

                  (a) The Sellers have delivered to the Purchasers copies of the unaudited financial statements for the Business for its 1994, 1995 and 1996 fiscal years and for the period ended July 27, 1997 (collectively, the "Financial Statements"), all of which have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated. Such Financial Statements are true and correct in all material respects and fairly present the financial position, assets and liabilities of the Business at the dates indicated, and such statements of income and cash flows fairly present the results of operations of the Business for the periods indicated.

                  (b) Since July 27, 1997, Bevis has conducted the Business only in the ordinary course, consistent with past practice and has not: (i) incurred any material liabilities or entered into any transaction, contract or arrangement except in the ordinary course of business, consistent with past practice; or (ii) changed any of the accounting principles followed by it or the methods of applying such principles, except in each case as required by GAAP.

         3.5 Books of Account. The books, records and accounts of Bevis maintained with respect to the Business reflect the material transactions and the material assets and material liabilities of Bevis with respect to the Business.

         3.6 Sufficiency of the Assets. Except for the Excluded Assets described in Section 1.2 hereof, the Assets to be conveyed to Acquisition Sub under this Agreement are sufficient to conduct the Business after the Closing in the same manner as conducted by Bevis prior to the date of this Agreement in all material respects.

         3.7 Title to Assets. Bevis has good and marketable title to the real property and either good and valid title to, or a valid, subsisting and unchallenged leasehold interest in or unqualified right to use and transfer to Acquisition Sub, all of the other tangible assets included in the Assets, free and clear of all Liens, except for (a) minor imperfections of title, if any, that do not materially detract from the value or impair the use of the Asset subject thereto or the operation of the Business, (b) Liens for Taxes which are not due and payable as of the Closing Date, and (c) Liens that are set forth in the Disclosure Letter (collectively, "Permitted Liens").

         3.8 Condition of Assets. All structures, facilities and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and ordinary course of business.

         3.9 Compliance with Law. Bevis is in compliance in all respects with all laws, ordinances or governmental or regulatory rules or regulations (including, without limitation, environmental laws), whether federal, state or local, applicable to the conduct of the Business except where the lack of such compliance would not have a Material Adverse Effect on Bevis. Bevis owns, holds, possesses or lawfully uses in the operation of its business all material Permits which are necessary for it to conduct the Business except where the lack of any such Permit would not have a Material Adverse Effect on Bevis. Each such Permit is listed on Schedule 3.9 hereto. Bevis is not in default in any material respect, nor has it received any notice of any claim of an existing default, with respect to any such Permit.

         3.10 Litigation. No action, suit, claim, investigation, administrative proceeding, arbitration or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best of the Sellers' knowledge, threatened against either Seller, or which relates to the Assets, which (a) if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bevis, or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.

         3.11 Employee Benefit Plans and Arrangements. Schedule 3.11 contains a complete list of all employee benefit plans, sponsored or maintained by the Sellers with respect to the employees of Bevis. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each employee benefit plan of Bevis which is a "group health plan" has been operated in compliance with Section 4980B of the Code. Bevis neither contributes to nor has any obligation under or with respect to any multiemployer pension plan as defined in Section 3(37) of ERISA, and Bevis has incurred no liability under Title IV of ERISA with respect to any multiemployer pension plan. Bevis is in compliance in all respects with all applicable law respecting employment, employment practices, terms and conditions of employment and wages and hours, except where such lack of compliance would not have a Material Adverse Effect on Bevis. The consummation of the transactions contemplated by this Agreement will not (i) increase the amount of compensation due to any Transferred Employee (as defined herein) or (ii) entitle any Transferred Employee to an "excess parachute payment" within the meaning of Section 280G of the Code.

         3.12 Labor Matters. The Sellers have no collective bargaining agreements with any union representing any of the employees of Bevis, and there is not pending by any union any formal demand for recognition or election as the collective bargaining agent of any such employees. To the best of the Sellers' knowledge, there has been no attempt during the last two years by any union to organize any such employees, nor has there been any strike, slowdown or work stoppage by any such employees during such period.

         3.13 Contracts.

                  (a) Schedule 3.13(a) contains a complete list of the following types of Contracts to which Bevis is a party or by which Bevis or any of the Assets are bound as of the date hereof:

                                 (i) any employment or severance contract with
any employee of Bevis which requires the payment of more than $75,000 annually;

                                 (ii) any Contract with any sales agent or
distributor of Bevis' products;

                                 (iii) any Contract containing covenants
limiting the freedom of Bevis to compete in any line of business or with any person or entity;

                                 (iv) any Contract relating to the borrowing
of money or to mortgaging, pledging or otherwise placing a Lien on any portion of any Assets or on the Business;

                                 (v) any guaranty of any obligation for
borrowed money;

                                 (vi) any lease or agreement under which Bevis
is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $25,000;

                                 (vii) any lease or agreement under which
Bevis is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $25,000;

                                 (viii) any Contract or group of related
Contracts with the same party for the purchase of goods or services, under which the undelivered balance of such goods or services has a purchase price in excess of $50,000;

                                 (ix) any Contract or group of related
Contracts with the same party for the sale of goods or services, under which the undelivered balance of such goods or services has a sales price in excess of $50,000;

                                 (x) any Contract (other than an employment
Contract) presently in effect with any current or former officer, director, consultant or other employee (or group of employees) of the Sellers;

                                 (xi) any Contract involving the payment by
Bevis of royalties;

                                 (xii) any power of attorney given by Bevis to
any person, firm or corporation;

                                 (xiii) any bonus, pension, profit sharing,
retirement or other form of deferred compensation plan;

                                 (xiv) any conditional sale or other title
retention agreement, equipment obligation, or lease purchase agreement;

                                 (xv) any Contract relating to the
Intellectual Property;

                                 (xvi) any other Contract which involves
aggregate further payments in excess of $75,000 and which may not be terminated within one year from the date hereof without penalty; and

                                 (xvii) any other Contract material to the
assets, liabilities, financial condition or results of operations of the Business.

                  (b) Bevis has performed in all material respects all obligations required to be performed by it under each Contract set forth on
Schedule 3.13(a), and to the best of the Sellers' knowledge, no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by Bevis or by any other party thereto.

         3.14 Intellectual Property.

                  (a) Schedule 1.1(h) sets forth a complete and correct list of all of the Intellectual Property used by Bevis in the conduct of the Business.

                  (b) Bevis is the sole owner of or has the right to use all Intellectual Property set forth on Schedule 1.1(h) free and clear of any payment except maintenance fees. No Intellectual Property which is or within the last five years has been used in the conduct of the Business is owned otherwise than by the Sellers or Hunt Holdings, Inc. The Sellers have not granted any right in the Intellectual Property to any other Person and, to the best of the Sellers' knowledge, no other Person, except Hunt Holdings, Inc., has any right in the Intellectual Property.

                  (c) None of the Intellectual Property set forth on Schedule 1.1(h) nor any products manufactured or sold by Bevis infringe or are alleged to infringe any patent, trademark, tradename or other proprietary right of any person except where such infringement could not reasonably be expected to have a Material Adverse Effect on Bevis. The Sellers have received no notice of, and to the best of the Sellers' knowledge there is no basis for, any claim or demand of any person or entity, or any proceeding which is pending or threatened, which challenge the exclusive rights of Bevis in respect of any of the Intellectual Property. The Business does not involve employment of any person in a manner which violates any non-competition or non-disclosure agreement which such person entered into in connection with any former employment.

         3.15 Taxes.

                  (a) The Sellers have duly and timely filed, or caused to be duly and timely filed, all Tax Returns relating to the Business or the Assets required to be filed by them with the appropriate Governmental Authorities, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All such Tax Returns were at the time of filing and are as of the date hereof true, correct and complete in all respects relating to the Business or the Assets. All Taxes (as defined herein) currently due and payable by the Sellers relating to the Business or the Assets (whether or not shown on any Tax Return) have been paid within the time and in the manner prescribed by law. The Financial Statements reflect adequate reserves for all Taxes payable by Bevis for all Taxable periods and portions thereof accrued through the respective dates of such Financial Statements. All deficiencies for any Taxes relating to the Business or the Assets that have been proposed, asserted or assessed against the Sellers have been fully paid. The Sellers are not parties to any pending audit, action or proceeding, nor, to the best of the Sellers' knowledge, is any such audit, action or proceeding contemplated or threatened, by any Governmental Authority for the assessment or collection of any Taxes relating to the Business or the Assets. The Sellers are not subject to any agreements, waivers or other arrangements extending the period for assessment, levy or collection of any such Taxes. All Taxes relating to the Business or the Assets which the Sellers are required by law to withhold or to collect have been withheld or collected and paid over to the proper Governmental Authorities or segregated and set aside for such payment.

                  (b) For purposes of this Agreement, the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, alternative minimum, gains, transfer, documentary, stamp and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and the term "Tax Returns" means all returns, reports, declarations, statements, elections, forms or other documents or information required to be filed with a taxing authority with respect to any Taxes.

         3.16 Material Adverse Change. Since July 27, 1997, the Business has been conducted in the ordinary course, consistent with past practice, and there has not occurred any event, condition or contingency which has or could reasonably be expected to have a Material Adverse Effect on Bevis nor, to the best of the Sellers' knowledge, any event, condition or contingency that is likely to result in such a Material Adverse Effect. Without limiting the generality of the foregoing, since July 27, 1997, Bevis has not: (a) failed to pay or discharge when due any liability, the failure of which to pay or discharge has caused or may reasonably be expected to cause any material damage or risk of loss to the Assets or the Business, (b) created, incurred, assumed or guaranteed any material indebtedness for money borrowed, (c) incurred any damage, destruction or loss (whether or not covered by insurance) to the Assets involving an amount in excess of $200,000, or (d) taken any action which would have constituted a violation of Section 3.16.

         3.17 Brokers. Except for The Beacon Group (whose compensation shall be the responsibility of the Sellers), no person acting on behalf of the Sellers or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         3.18 Affiliate Agreements. There are no material Contracts between Bevis on the one hand and Hunt or any entity controlled by Hunt on the other hand.

         3.19 Availability of Documents. The Sellers have delivered to, or made available for, the Purchasers copies of documents referred to in the Disclosure Letter which copies are true and complete in all material respects and include all material amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         3.20 Liabilities. Bevis has no liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, related to or connected with the Business or the Assets, including, without limitation, liabilities for Taxes, except for those (a) reflected or reserved on the Financial Statements, or (b) incurred or accrued since July 27, 1997 in the ordinary and normal course of the Business.

         3.21 Environmental and Safety Compliance.

                  (a) General. Neither Bevis nor any other previous owner, tenant, occupant or user of the Florence Property has engaged in or permitted operations or activities upon, or any use or occupancy of the Florence Property, or any portion thereof, which has resulted in the emission, release, discharge, dumping or disposal of any Hazardous Materials (as defined herein) on, under, in or about the Florence Property requiring remediation under any Environmental Requirements (as defined herein), nor have any Hazardous Materials migrated from the Florence Property to, upon, about or beneath other properties requiring remediation under any Environmental Requirement, nor have any Hazardous Materials migrated from other properties to, upon, about or beneath the Florence Property requiring remediation under any Environmental Requirements.

                  (b) Specific Environmental Representations and Warranties.

                                 (i) There is not, nor has there been,
constructed, placed, deposited, stored, disposed of or located on the Florence Property any asbestos in any form which has become friable;

                                 (ii) No underground treatment or storage
tanks or water, gas or oil wells are or have been located on the Florence Property;

                                 (iii) There are no polychlorinated biphenyls
(PCBs) or transformers, capacitors, ballasts, or other equipment which contains dielectric fluid containing PCBs at levels in excess of fifty parts per million (50ppm) constructed, placed, deposited, stored, disposed of or located on the Florence Property;

                                 (iv) The Florence Property, its current uses
and activities and its uses and activities conducted prior to those of Bevis, comply and have at all times complied in all material respects with all Environmental Requirements, and Bevis has with respect to the Business, obtained all Permits necessary under applicable Environmental Requirements and is in compliance in all material respects with all such Permits; and

                                 (v) Neither Bevis nor any prior owner or
occupant of the Florence Property, has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the party providing such notice, nor any notice or other communication concerning alleged liability for Environmental Damages (as defined herein) in connection with the Business, or the Florence Property or any operations conducted thereon, and there is no judgment, decree, order, writ or injunction outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending or threatened, relating to the ownership, use, maintenance or operation of the Florence Property by Bevis, or the alleged violation of Environmental Requirements by Bevis, alleged liability for Environmental Damages, or the suspected presence of Hazardous Material on the Florence Property or potential migration thereto.

                  (c) Definitions.

                                 (i) The term "Hazardous Material" means any
substance which is itself or contains "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, applicable state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et. seq.).

                                 (ii) The term "Environmental Requirements"
means all applicable laws, Permits and similar items of all Governmental Authorities and all applicable judicial, administrative, and regulatory judgments, decrees, orders, writs or injunctions relating to the protection of human health or the environment in each case as in effect on the Closing Date.

                                 (iii) The term "Environmental Damages" means
any and all liabilities, losses, costs, expenses or damages of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which are incurred at any time as a result of the presence at or prior to the Closing of any Hazardous Material generated on the Florence Property on, under or about any other real property, or the existence at or prior to Closing of Hazardous Material upon, about or beneath the Florence Property or migrating to or from the Florence Property, or the existence at or prior to the Closing of a violation of Environmental Requirements pertaining to the Business, regardless of whether the presence at or prior to the Closing of such Hazardous Material or violation of Environmental Requirements arose prior to the present ownership or operation of the Florence Property or the Business.

         3.22 Product Warranties. Except for written product warranties made by Bevis on its sales order forms, packages and product catalogues, true, accurate and complete copies of which have been provided to the Purchasers, Bevis has made no express product warranties in connection with the sale of its products during the last five years.

         3.23 No Other Warranties. In connection with the transactions contemplated hereby, except as expressly set forth in this Article 3, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

         3.24 Insurance. Bevis maintains no insurance policies covering the Assets. Hunt currently maintains all of the insurance policies covering the Assets.

         3.25 Intentionally Omitted.

         3.26 Sellers' Knowledge. For purposes of this Article 3, "best of the Sellers' knowledge" or words of similar import shall be conclusively deemed to include all information that is actually known or in the exercise of reasonable diligence in the normal course of their employment should be known by those persons identified in Schedule 3.26. The Sellers shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.


         ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers hereby represent and warrant to the Sellers that:

         4.1 Corporate Existence. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         4.2 Corporate Power and Authorization. Each Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each Purchaser have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Purchasers in accordance with the provisions hereof (collectively, the "Purchaser Transaction Documents") will be, duly executed and delivered by each Purchaser, and this Agreement constitutes, and the Purchaser Transaction Documents when executed and delivered by each Purchaser will constitute, the legal, valid and binding obligation of the Purchasers, enforceable against each Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         4.3 No Conflict. The execution, delivery and performance of this Agreement by the Purchasers does not and will not violate or result in the breach of any material term, condition or provision of, or require the consent of any other person which has not been obtained under: (a) any material law, ordinance or governmental rule or regulation to which either Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Purchaser, (c) the charter documents of either Purchaser, or (d) any material, contract, agreement or commitment to which either Purchaser is a party or by which either Purchaser is otherwise bound, except for the filing of pre-merger notification and the expiration or early termination of the waiting period required by the HSR Act.

         4.4 Financial Condition. The Purchasers have on hand or ready access to the funds necessary to enable them to consummate the transactions contemplated by this Agreement.

         4.5 Litigation. No action, suit, claim, investigation, administrative proceeding, arbitration or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best of the Purchasers' knowledge, threatened against either Purchaser which (a) if adversely determined, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchasers, or
(b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.

         4.6 Brokers. No Person acting on behalf of the Purchasers or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         4.7 Investigation and Evaluation. The Purchasers acknowledge that:
(a) the Purchasers are experienced in the operation of the type of business conducted by Bevis, (b) the Purchasers and their directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by the Purchasers all books, records and other information with respect to the Business, the Assets and the Assumed Liabilities, (c) the Purchasers have taken full responsibility for determining the scope of their investigations of the Business, the Assets and the Assumed Liabilities, and for the manner in which such investigations have been conducted, and have examined the Business, the Assets and the Assumed Liabilities to the Purchasers' full satisfaction, (d) the Purchasers are fully capable of evaluating the adequacy and accuracy of the information and material obtained by the Purchasers in the course of such investigations, (e) the Purchasers have not relied on the Sellers with respect to any matter in connection with the Purchasers' evaluation of the Business, the Assets and the Assumed Liabilities, other than the representations and warranties of the Sellers specifically set forth in Article 3 hereof, and (f) the Sellers are making no representations or warranties, express or implied, of any nature whatever with respect to the Business, the Assets or the Assumed Liabilities, other than the representations and warranties of the Sellers specifically set forth in Article 3 hereof.

         4.8 Forecasts and Projections. The Purchasers acknowledge that there are uncertainties inherent in attempting to make projections and forecasts and render opinions, the Purchasers are familiar with such uncertainties, and the Purchasers recognize that any projections, forecasts or opinions furnished to them by the Sellers, their affiliates or any of their representatives are subject to such uncertainties and that the actual results of the Business could differ materially from any results anticipated in such projections, forecasts and opinions.

                    ARTICLE 5 - AGREEMENTS PENDING CLOSING

         5.1 Agreements of the Sellers Pending the Closing. Except as expressly provided herein, between the date hereof and the Closing, unless otherwise consented to in writing by the Purchasers (which consent shall not unreasonably be withheld or delayed):

                  (a) Bevis shall use its best efforts to conduct the Business only in the ordinary course, consistent with past practice;

                  (b) Except in the ordinary course of business, consistent with past practice, Bevis shall not directly or indirectly sell, pledge, dispose of or encumber any Assets including any Intellectual Property;

                  (c) Except in the ordinary course of business, consistent with past practice, Bevis shall not enter into, terminate, modify, assign, waive, release or relinquish any material contract, agreement or commitment;

                  (d) Except in the ordinary course of business, consistent with past practice and except for retention and bonus arrangements for certain key employees (which shall be the responsibility of the Sellers), Bevis shall not: (i) grant any increase in the salary or other compensation of its employees, (ii) grant any bonus to any such employee, (iii) enter into any employment agreement, (iv) make any loan to or enter into any material transaction of any other nature with any such employee, (v) enter into any additional employee benefits plans or amend any such employee benefits plans, or (vi) enter into or modify any collective bargaining agreement related to the Business;

                  (e) Bevis shall use reasonable efforts, to the extent not prohibited by the foregoing provisions of this Section 5.1, to maintain all material relationships with its distributors, agents, lessors, suppliers and customers;

                  (f) The Sellers shall use reasonable efforts not to take any action which would result in a breach of any of their representations and warranties contained in this Agreement, and the Sellers shall cooperate with the Purchasers and use reasonable efforts to cause all of the conditions to the obligations of the Purchasers and the Sellers under this Agreement to be satisfied on or prior to the Closing Date and shall make such filings and take such actions as shall be reasonably necessary to try to obtain expiration or early termination of the waiting period required by the HSR Act as promptly as practicable;

                  (g) The Sellers shall cause Hunt Holdings, Inc. to deliver at the Closing all instruments of assignment to Acquisition Sub of all Intellectual Property (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein);

                  (h) Except in the ordinary course of business, consistent with past practice and the representations and warranties of the Sellers contained in this Agreement, Bevis shall not enter into any other agreements, commitments, contracts or undertakings relating to the Assets; and

                  (i) The Sellers shall not enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation relating to the Assets, except settlements made in the ordinary course of business involving amounts not in excess of $50,000 in the aggregate.

         5.2 Agreements of the Purchasers Pending the Closing. Except as expressly provided herein, between the date hereof and the Closing, unless otherwise consented to in writing by the Sellers (which consent shall not unreasonably be withheld or delayed), the Purchasers shall use reasonable efforts not to take any action which would result in a breach of any of their representations and warranties contained in this Agreement, and the Purchasers shall cooperate with the Sellers and use reasonable efforts to cause all of the conditions to the obligations of the Purchasers and the Sellers under this Agreement to be satisfied on or prior to the Closing Date and shall make such filings and take such actions as shall be reasonably necessary to try to obtain expiration or early termination of the waiting period required by the HSR Act as promptly as practicable.

         5.3 Supplemental Disclosure. Between the date of this Agreement and the Closing Date, the Sellers shall promptly notify the Purchasers in writing if the Sellers become aware of any fact or condition that makes any representation or warranty of the Sellers set forth in this Agreement untrue in any material respect as of the date of this Agreement or if the Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would make any representation or warranty of the Sellers untrue in any material respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any material change in the Disclosure Letter if the Disclosure Letter had been prepared as of the date of the occurrence or discovery of any such fact or condition, the Sellers shall promptly deliver to the Purchasers a supplement or amendment to the Disclosure Letter specifying such change. If within ten days of the Purchasers' receipt of any such supplement or amendment to the Disclosure Letter which relates to the occurrence of any fact or condition after the date of this Agreement the Purchasers do not terminate this Agreement pursuant to Section 9.1(a)(ii) hereof (to the extent the Purchasers are entitled to terminate this Agreement pursuant to such section) or proceed with the Closing hereunder, such supplement or amendment shall be deemed to have been accepted by the Purchasers. Any such supplement or amendment to the Disclosure Letter which relates to any fact or condition occurring prior to or existing on the date of this Agreement shall not be deemed to have been accepted by the Purchasers unless the Purchasers expressly indicate such acceptance in writing to the Sellers.

         5.4 Access.

                  (a) Upon reasonable prior notice, the Sellers shall give to the Purchasers' officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, the premises, properties, assets, records, contracts and other documents of Bevis to be acquired by Acquisition Sub hereunder and shall permit them to consult with the officers, employees, counsel, accountants and other representatives of the Sellers for the purpose of making such investigation of the Business, the Assets and the Assumed Liabilities as the Purchasers shall reasonably desire to make, provided that such investigation shall not unreasonably interfere with the Sellers' business operations or the right of quiet enjoyment of any lessee or other user of such premises, properties and assets. Furthermore, the Sellers shall furnish to the Purchasers copies of documents, records and information with respect to the affairs of Bevis as the Purchasers shall from time to time reasonably request and shall permit the Purchasers and their agents to make such physical inventories and inspections of the Assets as the Purchasers may reasonably request from time to time.

                  (b) The Purchasers acknowledge that certain of the information which has been and may be made available to them by the Sellers is proprietary and includes confidential information and such information is and shall be subject to the terms of the Confidentiality Agreement between HON and The Bridgeford Group on behalf of Hunt dated February 24, 1997.

         5.5 Press Releases. The initial press release relating to this Agreement shall be a joint press release and thereafter the Purchasers and the Sellers shall, subject to their respective legal obligations and the requirements of any applicable securities exchange rule, consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect to the transactions contemplated hereby.

         5.6 Tax Returns. The Sellers shall be responsible for preparing and filing on a timely basis any and all Tax Returns in respect of the Business or any of the Assets that are required to be filed with respect to all periods ending on or prior to the Closing Date. The Purchasers shall be responsible for preparing and filing on a timely basis any and all Tax Returns in respect of the Business or the Assets that are required to be filed with respect to all periods ending after the Closing Date.


                ARTICLE 6 - CONDITIONS PRECEDENT TO THE CLOSING

         6.1 Conditions Precedent to the Purchasers' Obligations. All obligations of the Purchasers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any or all of which may be waived by the Purchasers in their sole discretion:

                  (a) The representations and warranties of the Sellers herein contained, except for the representations and warranties contained in Section
3.21 hereof, shall have been true and correct in all material respects at the date of execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties contained in Section 3.21 hereof shall have been true and correct in all respects at the date of execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date except where the failure to be so true and correct would not have a Material Adverse Effect on Bevis (in each case after giving effect to any supplement or amendment to the Disclosure Letter accepted or deemed to have been accepted by the Purchasers as if all such supplements and amendments were included in the Disclosure Letter delivered by the Sellers on the date hereof); the Sellers shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing Date; and the Sellers shall have delivered to the Purchasers a certificate dated the Closing Date and signed by the President or a Senior or Executive Vice President of Hunt, the Chief Financial Officer of Hunt and the President or a Vice President of Bevis to such effect.

                  (b) There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against the Sellers or the Purchasers which prohibits or materially restricts or delays consummation of the Closing or which seeks material damages from the Purchasers in connection with the transactions contemplated by this Agreement.

                  (c) Intentionally Omitted.

                  (d) The Purchasers shall have obtained all of the consents and Permits listed on Schedule 6.1(d).

                  (e) The Purchasers shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance commitments dated as of the Closing Date, insuring Acquisition Sub's title as fee owner in each parcel of real property included in the Florence Property and access rights to such property, if any, free and clear of all Liens, except Permitted Liens.

                  (f) The required statutory waiting period under the HSR Act shall have terminated.

         6.2 Conditions Precedent to the Sellers' Obligations. All obligations of the Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any or all of which may be waived by the Sellers in their sole discretion:

                  (a) The representations and warranties of the Purchasers herein contained shall have been true and correct in all material respects at the date of execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date; the Purchasers shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings and covenants required by this Agreement to be performed or complied with by the Purchasers at or prior to the Closing Date; and the Purchasers shall have delivered to the Sellers a certificate dated the Closing Date and signed by the President or a Senior or Executive Vice President of HON, the Chief Financial Officer of HON and the President or any Vice President of Acquisition Sub to such effect.

                  (b) There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against the Sellers or the Purchasers which prohibits or materially restricts or delays consummation of the Closing or which seeks material damages from the Sellers in connection with the transactions contemplated by this Agreement.

                  (c) Intentionally Omitted.

                  (d) Bevis shall have acquired fee simple title to Parcel 2 (as defined on Schedule 1.1(d)).

                  (e) The required statutory waiting period under the HSR Act shall have terminated.


                       ARTICLE 7 - POST CLOSING MATTERS

         7.1 Employee Arrangements.

                  (a) Purchasers' Undertaking.

                                 (i) Effective as of the Closing Date,
Acquisition Sub shall offer employment with Acquisition Sub to all of the employees of Bevis except for as many as eight such employees selected by the Purchasers. A list of all of the employees of Bevis and their titles as of the date hereof is set forth on Schedule 7.1(a). The Sellers shall provide the Purchasers with an updated Schedule 7.1(a) at the Closing which shall reflect all changes in such employees that occur between the date hereof and the Closing. Any offer of employment to such employees by Acquisition Sub shall be for employment at will and shall not be construed to limit the ability of Acquisition Sub to terminate any such employee at any time for any reason. Subject to Sections 7.1(b), (d), (e) and (f), each offer of employment pursuant to this Section 7.1(a) shall be for employment at a base rate of pay (including any shift differential) that is not less than the base rate of pay (including any shift differential) earned immediately prior to the Closing by the individual receiving such offer. Each such employee who accepts, as of the Closing Date, such offer of employment shall hereinafter be referred to as a "Transferred Employee."

                                 (ii) With respect to any employees of Bevis
not offered employment by Acquisition Sub pursuant to Section 7.1(a)(i), the Sellers shall provide such employees with the maximum benefits provided for under the Seller Severance Program (as defined herein) and the Purchasers shall promptly reimburse the Sellers for the cost of all such benefits. The Purchasers shall not be responsible for the cost of any outplacement services or residual automobile expenses, if any, voluntarily incurred by the Sellers. Furthermore, the Purchasers shall provide such employees with health insurance coverage consistent with any obligation of the Sellers or the Purchasers under Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

                                 (iii) With respect to any eligible employees
terminated by Bevis after January 1, 1997 and prior to the Closing Date and any employees of Bevis offered employment by Acquisition Sub, but who decline such offers, the Purchasers shall provide such employees with health insurance coverage consistent with any obligation of the Sellers or the Purchasers under COBRA.

                  (b) Employee Benefits.

                                 (i) In General. Subject to (c), (d) and (e)
below regarding severance, bonus, and vacation benefits payable to certain Transferred Employees, on and after the Closing Date, Acquisition Sub shall provide the Transferred Employees with the employee benefits set forth on
Schedule 7.1(b) (the "Purchaser Employee Benefits"), and shall credit the Transferred Employees for service with Bevis for purposes of eligibility and vesting under all of the Purchasers' welfare benefit plans and qualified pension and profit sharing plans to the extent that such service credit would be relevant. No exclusions for pre-existing conditions shall apply to any disability or medical benefit plan of the Purchasers for which Transferred Employees may be eligible.

                                 (ii) Notice. Prior to the Closing, the
Sellers and Purchasers shall communicate with all Transferred Employees with respect to the benefits to be provided to them pursuant to this Section 7.1 following the consummation of the transactions contemplated by this Agreement.

                  (c) Severance Benefits. Notwithstanding anything to the contrary in this Section 7.1, the Purchasers shall provide each Transferred Employee who, within the 24-month period commencing on the Closing Date: (i) is either actually or constructively terminated (as defined herein) by Acquisition Sub for any reason not attributable to the Transferred Employee's conduct or job performance; or (ii) is terminated by Acquisition Sub for declining an offer to relocate to a location or facility of the Purchasers more than 40 miles from Florence, Alabama, with the cash severance pay which would have been provided to any Transferred Employee under the Sellers' severance policy described in Schedule 7.1(c) (the "Seller Severance Program") plus those Purchaser Employee Benefits (other than cash severance pay) comparable to the employee benefits which would have been provided under the Sellers' Severance Program had the Transferred Employee been terminated by Bevis. No such Transferred Employee shall be entitled to receive any cash payment or other benefit under any severance program maintained by the Purchasers that is duplicative of the cash payments and other benefits provided for in this
Section 7.1(c). For purposes of this Section 7.1(c), it shall be presumed that any Transferred Employee so terminated by the Purchasers shall be entitled to benefits under the Seller Severance Program, notwithstanding any discretion granted to the Sellers under the terms of such program. Furthermore, for purposes of this Section 7.1(c), any plant closure or sale of business segment by the Purchasers that results in the termination of any Transferred Employee shall be treated as a termination due to reduction in workforce or job elimination under the Seller Severance Program. Notwithstanding the foregoing, the termination of employment by Acquisition Sub of any Transferred Employee who declines an offer to be transferred to a position that is comparable to such Transferred Employee's position at the time that the offer is made and that is 40 miles or less from Florence, Alabama, shall be treated as though such Transferred Employee had resigned and such Transferred Employee shall not be entitled to severance benefits under this Section 7.1(c).

                  For purposes of this Section 7.1(c), "constructive termination" shall mean a material decrease in a Transferred Employee's base pay or salary, exclusive of pension, welfare and fringe benefits, determined as of the Closing Date.

                  (d) Bonus. Notwithstanding anything to the contrary in this
Section 7.1, the Purchasers shall provide each Transferred Employee with the bonus payments, if any, attributable to any period prior to the Closing Date, in accordance with the terms of the bonus program applicable to such Transferred Employees as described on Schedule 3.11 to the extent that such bonus payments are adequately provided for on the Closing Statement. In addition, if the Closing occurs prior to November 30, 1997, the Purchasers shall continue such bonus program through such date.

                  (e) Vacation Benefits. Notwithstanding anything to the contrary in this Section 7.1, the Purchasers shall provide the Transferred Employees with the weeks of vacation to which they were entitled from Bevis on the day before the Closing as described on Schedule 3.11.

                  (f) Medical Plan. To the extent permitted thereunder, the Purchasers shall assume Policy No. 44533 as in effect between Bevis and Blue Cross Blue Shield of Alabama as of the Closing, providing medical and dental benefits to eligible current and eligible former employees of Bevis (and their eligible spouses and dependents), which was issued pursuant to the application executed on December 19, 1996, by Bevis in connection with such policy.

                  (g) WARN Act Compliance. Schedule 7.1(g) lists all of the employees of Bevis that were terminated and the grounds for their termination during the six-month period prior to the date of this Agreement. Following the Closing Date, the Purchasers shall comply in all respects with the Worker's Adjustment and Retraining Notification Act, as amended (the "WARN Act") and shall not take any action which would subject the Sellers to any disclosure, announcement or other obligation under the WARN Act. As of the date hereof, the Purchasers do not contemplate any "plant closing" or "employee layoff," as such terms are used in the WARN Act, with respect to the Transferred Employees on or before June 30, 1998. If prior to the Closing Date, Bevis takes any action which, in and of itself, constitutes a "plant closing" or "mass layoff," or which, in and of itself, results in any employee of Bevis suffering or deeming to have suffered any "employment loss," as those terms are defined in the WARN Act, Bevis shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act for failure to provide appropriate notice.

                  (h) Employee Benefit Liabilities Retained by the Sellers. Except as provided in this Section 7.1, the Sellers shall retain and be responsible for the welfare benefits of all present and former employees, other than Transferred Employees, and for retirees of Bevis as of the Closing Date. The Sellers shall continue their employee benefit programs applicable to the Transferred Employees as benefit programs for the Transferred Employees until the Closing Date, but without increase in benefits. The Sellers shall not have any obligation to pay any severance compensation or separation pay to the Transferred Employees. The Sellers shall assume no past, present or future responsibility or liability of any kind, contingent or otherwise, arising out of the operation or termination of any employee benefit plan of the Purchasers existing at any time whether prior or subsequent to the Closing Date.

                  (i) Pension and Savings Plans. The Sellers shall retain and be responsible for all liabilities and obligations arising under the defined benefit pension plan and savings plan sponsored by Hunt which cover the employees of Bevis.

                  (j) Cooperation.

                                 (i) With respect to all benefits for which
the Sellers are liable under this Section 7.1, the Purchasers shall cooperate with the Sellers by promptly providing the information reasonably requested by the Sellers to enable the Sellers to perform their obligations. The Purchasers shall direct all claimants and claims for such benefits to the Sellers.

                                 (ii) With respect to any benefits which the
Purchasers provide to Transferred Employees, the Sellers shall cooperate with the Purchasers by promptly providing the information reasonably requested by the Purchasers to enable the Purchasers to perform their obligations. The Sellers shall provide the Purchasers with such reasonable access prior to the Closing Date as may be necessary or appropriate to enable the

Purchasers to enroll potential Transferred Employees into Purchaser Employee Benefits and otherwise fulfill their obligations under this Section 7.1.

                                 (iii) After the Closing Date, except as
restricted by applicable law, the Sellers and the Purchasers each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with the operation of the employee benefit programs maintained by the Sellers or the Purchasers or their affiliates which cover any of the Transferred Employees, including, without limitation, the preparation and submission of reports or notices to the Retirement Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other agency of the U.S. Government.

                                 (iv) The provisions of any employee benefit
plan or program of the Sellers relating to the amendment or termination by any employer sponsor or other party to such plan or program shall not be abridged by this Agreement.

         7.2 Maintenance of Books and Records. Each of the Sellers and the Purchasers shall preserve until at least the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of Bevis prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to: (a) the officers, employees and representatives of such party, and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of Bevis prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, employees and representatives will use due care to not disclose such information except: (i) as required by law or applicable stock exchange rule, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld or delayed, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, employees or representatives. Such records may nevertheless be earlier destroyed by a party if such party sends to the other parties written notice of its intent to destroy the records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party object to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         7.3 Mutual Assistance Regarding Taxes. The Purchasers and the Sellers will provide each other such assistance as may reasonably be required by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceedings related to liability for Taxes (including refunds) and will each provide the other with any records or information relevant to such return, audit or examination, proceedings or determination as are in its possession or subject to its control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant hereto and shall include providing copies of any relevant Tax Returns.

         7.4 Payments Received. After the Closing, each of the Sellers and the Purchasers shall hold and promptly transfer and deliver to the others, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to another party and will account to the other for all such receipts.

         7.5 Non-Competition.

                  (a) For a period of five years from and after the Closing Date, the Sellers shall not, directly or indirectly, engage in the manufacture, assembly, design, distribution or marketing of any product substantially similar to any product (other than a product associated with the Excluded Assets) which at any time during the five years immediately preceding the Closing Date was manufactured, assembled, designed, distributed or marketed by Bevis; provided, however, that nothing herein shall prohibit: (i) the Sellers from acquiring any entity so engaged (a "Competing Entity") if such entity's revenues from such activity represented less than 15% of such entity's total revenues for the 12-month period prior to such acquisition, or
(ii) Hunt from being acquired by any entity to any degree so engaged. In the event that the Sellers acquire any Competing Entity pursuant to the exception provided above and the Sellers desire to sell the competing product line of such entity to a third party pursuant to a bona fide written offer, the Sellers shall give written notice of their intention to sell to the Purchasers. The Purchasers shall have the right to purchase such competing product line on the terms set forth in the bona fide offer, provided that the Purchasers exercise such right within 30 days of receiving the written notice of the Sellers' intention to sell.

                  (b) The Sellers acknowledge that damages alone shall not be an adequate remedy for any breach by the Sellers of their covenants contained in this Section 7.5; accordingly, in addition to any other remedies which the Purchasers may have, the Purchasers shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by the Sellers. The Purchasers shall, in addition to the remedies herein provided, be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in this Section
7.5. Resort to any remedy provided for hereunder or provided for by law for any breach by the Sellers of this Section 7.5 shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by the Purchasers of monetary damages and compensation.

                  (c) The Sellers acknowledge that the covenants contained in this Section 7.5 are fair and reasonable in light of the consideration paid hereunder by the Purchasers. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, the Sellers shall negotiate in good faith to provide the Purchasers with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

         7.6 Name Change Filings. Bevis shall, within 10 days following the Closing, deliver to the Purchasers evidence of filing with the Secretary of State of Alabama of an Amendment to its Articles of Incorporation to change its name from "Bevis Custom Furniture, Inc." to a name which is not deceptively similar to "Bevis" or "Bevis Custom Furniture." Bevis shall, within 30 days after the Closing, take such actions and file such documents with the Secretary of State of Alabama as shall be necessary to change any assumed names, including, without limitation, "Contemporary Tables, Inc.," to names which are not deceptively similar to such assumed names, and shall deliver to the Purchasers copies of such documents evidencing such name change filings. Bevis shall, within 30 days after the Closing, take such actions and file such documents as shall be necessary to reflect such name changes in all States in which Bevis is qualified to do business as a foreign corporation, and shall deliver to the Purchasers copies of such documents evidencing such name change filings. The Sellers shall, within 30 days after the Closing, take such actions and file such documents as shall be necessary to (a) change the trademarks and tradenames associated with any products available through the Sellers to discontinue the use of the trademark and tradenames "Bevis," "Contemporary Tables, Inc." and all related tradenames and trademarks and (b) otherwise discontinue the use of such trademarks and tradenames in connection with the business operations of the Sellers.

         7.7 Defective Products. Except as otherwise provided in this Section 7.7, after the Closing Date, Acquisition Sub shall assume and perform all liabilities and obligations of Bevis under any warranty to repair or replace defective products shipped by Bevis on or prior to the Closing Date (collectively, "Warranty Obligations"). For purposes of this Section 7.7, Warranty Obligations for products that are defective or missing parts upon receipt by a distributor, retailer or end-user are referred to as "Short-Term Warranty Obligations" and Warranty Obligations for products that become defective after use by an end-user are referred to as "Long-Term Warranty Obligations." Acquisition Sub shall set off all Short-Term Warranty Obligations arising within the three-month period following the Closing Date against a reserve of $275,000 (the "Warranty Basket"), which shall not be reflected on the Closing Statement. All Short-Term Warranty Obligations in excess of the Warranty Basket and/or arising after the expiration of such three-month period shall be the sole responsibility of Acquisition Sub. In the event that Long-Term Warranty Obligations arising within the seven-year period following the Closing Date exceed any amount remaining in the Warranty Basket at the end of the three-month period following the Closing Date, the Sellers shall reimburse Acquisition Sub for such excess. All Long-Term Warranty Obligations arising more than seven years after the Closing Date shall be the sole responsibility of Acquisition Sub. Acquisition Sub shall establish appropriate procedures and maintain accurate records to ensure that the Warranty Obligations include only liabilities and obligations for defective products shipped by Bevis on or prior to the Closing Date ("Bevis Defective Products"). If Acquisition Sub is unable to demonstrate that a particular defective product is in fact a Bevis Defective Product, such product shall be deemed to have been manufactured and/or sold by Acquisition Sub and the liabilities and obligations associated with the repair or replacement of such product shall not constitute a Warranty Obligation and shall be the sole responsibility of Acquisition Sub. Furthermore, if Acquisition Sub is unable to demonstrate that a defective product suffers from a manufacturing defect covered by a warranty offered by Bevis, such as Bevis' current five-year warranty, the liabilities and obligations associated with the repair or replacement of such product shall not constitute a Warranty Obligation and shall be the sole responsibility of Acquisition Sub. The liabilities and obligations associated with the repair or replacement of products by Acquisition Sub for customer service reasons (such as returns of overstocked products or products discontinued by the Purchasers or a customer) shall not constitute Warranty Obligations and shall be the sole responsibility of Acquisition Sub. Acquisition Sub's Warranty Obligations with respect to a particular defective product shall be calculated based on the standard cost of such defective product plus freight charges. During the term of the Sellers' obligations under this Section 7.7, Acquisition Sub shall provide Hunt with a report, certified by an appropriate officer of Acquisition Sub, within 30 days of the end of each calendar quarter setting forth the amount of Warranty Obligations incurred by Acquisition Sub during such quarter and the total amount of such Warranty Obligations incurred by Acquisition Sub since the Closing Date which Acquisition Sub believes should be set off against the Warranty Basket or reimbursed by the Sellers. The Sellers shall pay the Purchasers the amount of any Long-Term Warranty Obligations reimbursable to the Purchasers pursuant to this Section 7.7 during any calendar quarter within 30 days of the date on which Acquisition Sub sent the certified report for such quarter to Hunt.


                          ARTICLE 8 - INDEMNIFICATION

         8.1 Indemnification by the Sellers.

                  (a) Subject to Section 8.6 and 8.8, the Sellers shall indemnify, defend and hold harmless the Purchasers against and in respect of any and all losses, costs, expenses, claims, damages, obligations or liabilities (collectively, "Damages"), arising out of, based upon or otherwise in respect of:

                                 (i) any inaccuracy in or breach of any
representation or warranty of the Sellers made in this Agreement (other than the representations and warranties set forth in Section 3.21 hereof), after giving effect to any supplement or amendment to the Disclosure Letter accepted or deemed to be accepted by the Purchasers as if all such supplements and amendments were included in the Disclosure Letter delivered by the Sellers on the date hereof;

                                 (ii) any breach or nonfulfillment of any
covenant or obligation of the Sellers contained in this Agreement; or

                                 (iii) any liability of the Sellers that is
not an Assumed Liability.

                  (b) The Sellers jointly and severally agree to indemnify, defend, reimburse and hold harmless the Purchasers and their respective directors, officers, representatives, employees and agents from and against any and all Environmental Damages arising out of any conditions or events existing or occurring on or prior to the Closing. This obligation to indemnify shall include, but not be limited to, reasonable expenses of defending all claims, suits and administrative proceedings, even if such claims, suits or proceedings are groundless, false or fraudulent, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons, in each such case in accordance with Sections 8.3 and 8.4.

         8.2 Indemnification by the Purchasers. Subject to Section 8.7 and 8.8, the Purchasers shall indemnify, defend and hold harmless the Sellers against and in respect of any and all Damages arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of the Purchasers made in this Agreement; (b) any breach or nonfulfillment of any covenant or obligation of the Purchasers contained in this Agreement; (c) the Assumed Liabilities; or (d) any liabilities and obligations (including, without limitation, environmental liabilities) arising out of, based upon or related to the operation of the Business or the use of the Assets by the Purchasers after the Closing Date.

         8.3 Procedure For Indemnification - Third Party Claims.

                  (a) Within 30 days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Article 8 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under this Article 8, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

                  (b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to assume the defense of a proceeding, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses in each case subsequently incurred by such indemnified party in connection with the defense thereof, except as provided below. If the indemnifying party elects not to exercise its rights to assume the settlement or defense of such claims, the indemnified party may, but shall have no obligation to, defend against such claims or legal proceeding in such manner as it may deem appropriate at the expense of the indemnifying party. If the indemnifying party assumes such defense, the indemnified party will have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the indemnifying party, at its own expenses, provided, however, that if the indemnified party is, in the judgment of its counsel, entitled to assert a defense which conflicts with a defense of the indemnifying party or which the indemnifying part is not entitled to assert for any reason, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for such purpose. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense of such claim whether or not the indemnifying party ultimately chooses to defend any such claim. In connection with any claim, the defense of which has been assumed by the indemnifying party hereby, the indemnifying party agrees to keep the indemnified party reasonably informed of the status thereof at all stages including providing to the indemnified party copies of all pleadings and other material papers and correspondence in connection with such claim.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, participate in the defense, compromise, or settlement of such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         8.4 Procedure for Indemnification -- Investigation or Remediation of Florence Property.

                  (a) Within a reasonable time after learning of facts indicating that environmental investigation or remediation of the Florence Property is required, the Purchasers shall notify the Sellers of such facts. With respect to any such investigation or remediation matter at the Florence Property for which the Sellers are indemnifying the

Purchasers, the Purchasers shall have the right to control such investigation and/or remediation; provided, however, that the Purchasers shall not be entitled to any indemnification under Section 8.1(a)(iii) or Section 8.1(b) for any investigation or remediation activities unless the Sellers shall have been notified of, and approved, such activities, such approval not to be unreasonably withheld or delayed. The Sellers shall have the right, at their sole expense, to observe and discuss with the Purchasers any such activities with respect to the Florence Property, including, without limitation, participation in any meetings with regulatory authorities with respect to the investigation or remediation. The Purchasers shall promptly provide copies to the Sellers of all notices, correspondence, draft reports and final reports related to such matter.

                  (b) The Sellers' duty to indemnify the Purchasers for Environmental Damages related to the investigation or remediation of Hazardous Materials that have been released to the environment at or from the Florence Property shall be as follows:

                                 (i) The Sellers shall only be required to
indemnify, defend, reimburse and hold harmless the Purchasers and their respective directors, officers, representatives, employees and agents with respect to the investigation or remediation of the Florence Property if said investigation or remediation is required by any applicable Environmental Requirement.

                                 (ii) For the purposes of this Section 8.4,
Environmental Damages shall not include: (A) any losses, liabilities, damages, costs or expenses related to remediating the Florence Property to any standard more stringent than the minimum requirements of any regulatory agency asserting jurisdiction (which may include risk based standards) as long as such remediation does not result in a material interference with the Purchasers' office furniture manufacturing operations on the Florence Property, in which case Environmental Damages shall include costs of remediating the Florence Property using the most cost effective alternative permitted by the regulatory agency that does not result in such an interference; or (B) any losses, liabilities, damages, costs or expenses related to diminution of value of the Florence Property.

         8.5 Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         8.6 Limitations on Sellers' Indemnification.

                  (a) In the absence of fraud or intentional misrepresentation by the Sellers, no claim for indemnification pursuant to Section 8.1(a)(i) shall be made unless a claim arises and written notice pursuant to Section 8.3 or 8.5 is delivered to the Sellers within 18 months of the Closing Date (the "Claims Close Date"), provided that a claim for indemnification related to Sellers' breach of Section 3.7 may be made at any time and a claim for indemnification related to the Sellers' breach of Section 3.15 may be made at any time prior to the date that is 90 days after the expiration of the relevant statute of limitations (and any waiver or extensions thereof).

                  (b) In the absence of fraud or intentional misrepresentation by the Sellers, the Sellers shall have no indemnification obligation to the Purchasers pursuant to Section 8.1(a)(i) unless and until the total amount of all of the Purchasers' Damages covered by Section 8.1(a)(i) exceeds $550,000, at which point the Sellers' indemnification obligations will cover all such Damages of the Purchasers. The aggregate indemnification liability of the Sellers under Section 8.1(a)(i) shall not exceed $9,200,000.

         8.7 Limitations on Purchasers' Indemnification. In the absence of fraud or intentional misrepresentation by the Purchasers, no claim for indemnification pursuant to Section 8.2(a) shall be made unless a claim arises and written notice pursuant to Section 8.3 or 8.5 is delivered to the Purchasers on or before the Claims Close Date.

         8.8 Effect of Tax Recovery. The amount of Damages subject to indemnification under this Article 8 shall be reduced by the amount, if any, of the present value of any Tax benefit (net of reasonable expenses and other costs incurred in obtaining said benefit and the present value of any Tax detriment that is, or is reasonably expected to be, incurred by the indemnified party as a consequence of the receipt of any indemnity payment pursuant to Article 8 hereof) which the indemnified party under this Agreement shall receive or otherwise enjoy with respect to the event that triggered the Damages.

         8.9 Exclusive Remedy. Except as provided in Section 7.5 hereof, in the absence of fraud or intentional misrepresentation, following the Closing each party's indemnification obligations under this Article 8 shall be the other parties' sole and exclusive remedy with respect to any claim for Damages or Environmental Damages arising from any breach or non-compliance with any term of this Agreement or the transactions contemplated hereby.

         8.10 Adjustment to the Purchase Price. Any payments made pursuant to Sections 8.1 and 8.2 will be treated by the Sellers and the Purchasers as an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Purchase Price for United States federal income tax purposes.


                           ARTICLE 9 - MISCELLANEOUS

         9.1 Termination.

                  (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                                 (i) by mutual consent of the Sellers and the
Purchasers;

                                 (ii) by the Purchasers at any time if any
representation or warranty of the Sellers contained in Article 3 hereof is incorrect in any material respect, or if the Sellers breach any material covenant contained in this Agreement;

                                 (iii) by the Sellers at any time if any
representation and warranty of the Purchasers contained in Article 4 hereof is incorrect in any material respect or if the Purchasers breach any material covenant contained in this Agreement; or

                                 (iv) by either the Purchasers or the Sellers
if the transactions contemplated hereby have not been consummated by January 15, 1998; provided that neither the Purchasers nor the Sellers shall be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if such person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

                  (b) In the event of the termination of this Agreement pursuant to the provisions of this Section, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, except that the termination shall not relieve a breaching party from liability incurred for the willful breach of this Agreement.

         9.2 Survival. All representations and warranties of the parties contained in this Agreement shall survive until the Claims Close Date.

         9.3 Compliance with Bulk Sales Laws. The Purchasers and the Sellers hereby waive compliance by the Purchasers and the Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         9.4 Expenses.

                  (a) Except as otherwise expressly provided herein, each party hereto shall pay its own expenses, including, without limitation, the fees and expenses of its counsel, incurred in connection with this Agreement and the transactions contemplated hereby.

                  (b) The Purchasers shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on the Sellers or the Purchasers.

         9.5 Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9.6 Assignment; Binding Effect; Benefits. No party hereto shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of the parties hereto, and shall be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.7 Guarantees.

                  (a) In order to induce the Purchasers to enter into this Agreement, Hunt guarantees, as a primary obligor and not merely as a surety, the performance of all of the obligations of Bevis hereunder in accordance with the terms hereof.

                  (b) In order to induce the Sellers to enter into this Agreement, HON guarantees, as a primary obligor and not merely as a surety, the performance of all of the obligations of Acquisition Sub hereunder in accordance with the terms hereof.

         9.8 Confidentiality. Subject to Section 1.2(g) and (h) and Section 7.5, the Sellers shall, and shall cause their affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence any confidential information which remains after Closing in the possession of the Sellers or their affiliates relating primarily to the Business and the Assets. The Sellers shall not release or disclose any such information to any person or entity other than the Purchasers and their authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section
9.8 shall not apply to information:

                  (a) which the Sellers are compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law or applicable securities exchange rule;

                  (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 9.8; or

                  (c) which can be shown to have been provided to the Sellers by a third party who obtained such information other than from the Sellers or other than as a result of a breach of this Section 9.8.

         9.9 Entire Agreement. This Agreement (including the Schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the parties hereto as to the matters set forth herein and supersede and revoke all prior agreements and understandings, oral and written, between the parties hereto or otherwise with respect to the subject matter hereof except the Confidentiality Agreement between HON and The Bridgeford Group on behalf of Hunt dated February 24, 1997. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any party unless set forth in an instrument in writing signed by the party to be bound or their respective successors in interest.

         9.10 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 9.10, except that any such change of address notice shall not be effective unless and until received.

        If to the Purchasers, to:

                 HON Industries, Inc.
                 414 East Third Street
                 P.O. Box 1109
                 Muscatine, IA  52761-7109
                 Attention:  David C. Stuebe, Vice President and CFO
                 319-264-7400
                 319-264-7655 (facsimile)

        With a required copy to:

                 Jones, Day, Reavis & Pogue
                 77 West Wacker
                 Chicago, IL  60601-1692
                 Attention:  Elizabeth C. Kitslaar
                 312-782-3939
                 312-782-8585 (facsimile)

        If to the Sellers, to:

                 Hunt Manufacturing Co.
                 One Commerce Square
                 2005 Market Street
                 Philadelphia, PA  19103
                 Attention: William E. Chandler, Senior Vice President, Finance 215-841-2300
                 215-656-3711 (facsimile)

        With a required copy to:

                 Drinker Biddle & Reath LLP
                 Philadelphia National Bank Building
                 1345 Chestnut Street
                 Philadelphia, PA  19107-3496
                 Attention:  John C. Bennett, Jr.
                 215-988-2810
                 215-988-2757 (facsimile)

         9.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to otherwise applicable principles of conflicts of law.

         9.12 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         9.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof and, with respect to Section 7.5 only, shall be automatically amended to effect the original purpose and intent of the invalid or unenforceable provision. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement on the date first written.

ATTEST:                                                       HON INDUSTRIES INC.


By:                                                           By:
   ------------------------------------                          ---------------------------------
Name: James I. Johnson                                        Name: David C. Stuebe
Title: Vice President, General                                Title: Vice President and CFO
        Counsel and Secretary

ATTEST:                                                       AHC INC.



By:                                                           By:
   ------------------------------------                          ---------------------------------
Name: James I. Johnson                                        Name: David C. Stuebe
Title: Secretary                                              Title: Vice President



ATTEST:                                                       HUNT MANUFACTURING CO.



By:                                                           By:
   ------------------------------------                          ---------------------------------
Name: William E. Chandler                                     Name: Spencer W. O'Meara
Title: Secretary                                              Title: Executive Vice President

ATTEST:                                                       BEVIS CUSTOM FURNITURE, INC.

By:                                                           By:
   ------------------------------------                          ---------------------------------
Name: William E. Chandler                                     Name: Spencer W. O'Meara
Title: Assistant Secretary                                    Title: President



                            INDEX OF DEFINED TERMS


Accounts Receivable..................................................2
Acquisition Sub   ...................................................1
Assets            ...................................................1
Assumed Liabilities..................................................6
Bevis             ...................................................1
Bevis Defective Products............................................33
Business          ...................................................1
Certified Net Worth..................................................5
Claims Close Date ..................................................36
Closing           ...................................................8
Closing Date      ...................................................9
Closing Payment   ...................................................4
Closing Statement ...................................................5
COBRA             ..................................................27
Code              ...................................................4
Competing Entity  ..................................................31
Consents          ...................................................8
Contracts         ...................................................2
Damages           ..................................................33
Environmental Damages...............................................19
Environmental Requirements..........................................19
ERISA             ..................................................13
Excluded Assets   ...................................................3
Financial Statements................................................12
Florence Property ...................................................2
GAAP              ...................................................4
Governmental Authorities.............................................3
Hazardous Material..................................................19
HON               ...................................................1
HSR Act           ..................................................12
Hunt              ...................................................1
Intellectual Property................................................2
Liens             ...................................................9
Long-Term Warranty Obligations......................................32
Material Adverse Effect.............................................11
Net Worth         ...................................................5
Nonassignable Items..................................................8
Permits           ...................................................3
Permitted Liens   ..................................................13
Person            ...................................................8
Purchase Price    ...................................................4

Purchaser Employee Benefits.........................................27
Purchaser Transaction Documents.....................................20
Purchasers        ...................................................1
Records           ...................................................2
Seller Severance Program............................................28
Seller Transaction Documents........................................11
Sellers           ...................................................1
Short-Term Warranty Obligations.....................................32
Tax               ..................................................16
Tax Returns       ..................................................17
Transferred Employee................................................27
WARN Act          ..................................................29
Warranty Basket   ..................................................32
Warranty Obligations................................................32